EXHIBIT 3.1

AMC

0100476008

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

OF DUSA PHARMACEUTICALS, INC.

To:	DEPARTMENT OF THE TREASURY STATE OF NEW JERSEY

Pursuant to Title 14A:7-2(2) of the New Jersey Business Corporation Act (the “Act”), the undersigned corporation executes this Certificate of Amendment to its Certificate of Incorporation, as amended.

It is hereby certified that:

1. The name of the corporation is DUSA Pharmaceuticals, Inc. (hereinafter called the “Corporation”),

2. The Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”) is hereby amended so that the designation and number of shares of common stock of the Corporation are as stated in such resolutions.

3. The following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent (in accordance with Section 14A;6-7.1 of the Act, with the same force and effect as though such resolutions had been adopted at a meeting of the Board called for such .purpose) as required by Subsection l4A:7-2(3) of the Act pursuant to authority vested in it by the Certificate of lncorporation:

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of Article THIRD of its Certificate of Incorporation, the Board hereby establishes and designates an additional 35,000,000 shares as Common Stock for a total of 75,000,000 shares of Common Stock; and it is”

FURTHER RESOLVED, that in furtherance of the foregoing the first sentence of Article THIRD of the Certificate of Incorporation is hereby amended to read as follows;

“The aggregate number of shares of which the Corporation shall have authority to issue is 100,000,000 shares; 75,000,000 of which shall be Common Stock, 40,000 of which shall be Series A Junior Participating Preferred Stock and 24,960,000 of which the Board of Directors shall have the power, and is hereby authorized, to divide into classes and Into series within any class or classes, to determine the designation and the number of shares of toy class or series, to determine the relative rights, preferences and limitations of the shares of any class or series, including, but not limited to the convertibility of any shares of one class or series into shares of another class or series, and to change the designation or number of shares, or the relative rights, preferences, or limitations of the shares, of any theretofore established class or series, no shares of which have been issued, all to the fullest extent and in the manner provided by the New Jersey Business Corporation Act, as heretofore; Or hereafter amended.””

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment is executed on behalf of the Corporation by its President and Chief Executive Officer this 20th of December, 2012.

DUSA PHARMACEUTICALS, INC.

BY:
Robert F. Doman
President and Chief Executive Officer